Exhibit 10.68

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is made as of the 22nd day of January, 2016 (the “Effective Date”), by and between THE WISTAR INSTITUTE OF ANATOMY AND BIOLOGY, a nonprofit corporation organized and existing under the laws of the Commonwealth of Pennsylvania located at 3601 Spruce Street, Philadelphia, PA 19104 (“Wistar”), and ONCOCYTE CORPORATION, a corporation organized and existing under the laws of the State of California, with a principal place of business located at 1301 Harbor Bay Parkway, Alameda, CA 94502 (“Company”).

BACKGROUND

WHEREAS, Wistar wishes to license to Company certain patent rights and technical information and know-how relating to molecular diagnostics for lung cancer, including, but not limited to confirmatory, companion and recurrence diagnostics for any type of lung cancer with detection through whole blood, fractionated blood, plasma, serum and/or other biological samples;

WHEREAS, Company wishes to obtain a license under such patent rights, technical information and know-how to develop and commercialize products, and Company is capable of and committed to developing and commercializing products utilizing such rights; and

WHEREAS, Wistar is willing to grant such a license to Company, in consideration of Company’s satisfaction of its obligations hereunder, and for other good and valuable consideration as set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

The following terms, as used herein, shall have the following meanings:

1.1           “Affiliate(s)” means, when used with reference to Company, any Person directly or indirectly controlling, controlled by or under common control with, Company.  For the purposes of this definition, “control” means the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of a Person, or the right to receive over fifty percent (50%) of the profits or earnings of a Person, or the ability to control the decisions of a Person.

1.2           “Agreement” has the meaning set forth in the Preamble.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

1.3           “Bankruptcy Event” means, with respect to any Person, any of the following:

1.3.1        such Person shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

1.3.2        an involuntary case or other proceeding shall be commenced against such Person seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against such Person under the federal bankruptcy laws as now or hereafter in effect; or

1.3.3        a receiver or trustee shall be appointed with respect to such Person or all or substantially all of the assets of such Person.

1.4           “Bar Date” has the meaning set forth in Section 7.1.1.

1.5           “Calendar Quarter” means each three (3) month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1 of each year.

1.6           “Change of Control” has been intentionally omitted and is not referenced in this Agreement.

1.7           “Clinical Trials” means any administration of Licensed Products to humans for the purpose of demonstrating the safety or efficacy of the Licensed Product.

1.8           “Commercialization Plan” has the meaning set forth in Section 4.2.1.

1.9           “Company” has the meaning set forth in the Preamble.

1.10         “Company Confidential Information” has the meaning set forth in Section 8.1.2.

1.11         “Company IP” has the meaning set forth in Section 9.6.3.

1.12         “Confidential Information” has the meaning set forth in Section 8.1.3.

1.13         “Control” or “Controlled” means, with respect to the Technical Information, possession of the ability (whether by sole, joint or other ownership interest, license or otherwise, other than pursuant to this Agreement) to, without violating the terms of any agreement with a third party, grant a license or sublicense or provide access or other rights in, to or under such Technical Information.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

1.14         “Courts” has the meaning set forth in Section 10.9.3.

1.15         “Documentation and Approvals” has the meaning set forth in Section 9.6.1.

1.16         “Effective Date” has the meaning set forth in the Preamble.

1.17         “First Commercial Sale” means the first sale, transfer, disposition, performance, or practice for value of a Licensed Product.

1.18         “Funding Agencies Interest” has the meaning set forth in Section 2.2.2.

1.19         “IDE Filing” means the preparation and filing of an “Investigational Device Exemption (IDE)”, Premarket Notification 510(k), Premarket Approval, or similar marketing application or any comparable filing in a foreign jurisdiction.

1.20         “Indemnified Party” and “Indemnified Parties” have the meaning set forth in Section 6.3.

1.21         “Liability” and “Liabilities” have the meaning set forth in Section 6.3.

1.22         “Licensed Field” means molecular diagnostics for lung cancer, including, but not limited to confirmatory, companion and recurrence diagnostics for any type of lung cancer with detection through whole blood, fractionated blood, plasma, serum and/or other biological samples.

1.23         “Licensed Patent(s)” means (i) the U.S. patent applications set forth on Exhibit A attached hereto, (ii) all patents issuing from such applications, (iii) all continuations, continuations in part (to the extent that the claims are directed to inventions which are fully supported by the patents and patent applications of (i), (ii) and (iii)), additions, divisions, renewals, extensions, reexaminations and reissues that claim the benefit of the applications or patents referenced in (i) or (ii) hereof, and (iv) all foreign counterparts of any of the foregoing.

1.24         “Licensed Product(s)” means:

1.24.1      on a country-by-country basis, any product, the making, using, selling, offering for sale, or importing of which product in the country in question would (without the license granted under this Agreement) infringe at least one pending Valid Claim (were it to have issued) or issued Valid Claim of the Licensed Patents in that country;

1.24.2      on a country-by-country basis, any service, process or method, the performing or providing of which process or method in the country in question would (without the license granted under the Agreement) infringe at least one pending Valid Claim (were it to have issued) or issued Valid Claim of the Licensed Patents in that country; and

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

1.24.3      any product or process that is not covered by the foregoing clauses (i) or (ii), but that incorporates or is made, identified, developed, optimized, characterized, selected, derived or determined to have utility, in whole or in part, by the use or modification of (a) any Licensed Patent or any technology or invention covered thereby, (b) any Technical Information or (d) any Licensed Product covered by the foregoing clauses (i) or (ii).

1.25         “Net Sales” means for each Licensed Product for any period, the gross amount billed or invoiced by Company, its Affiliates and Sublicensees less the following deductions: (i) customary trade, quantity and cash discounts actually allowed for the Licensed Product, (ii) rebates or retroactive price reductions actually allowed for the Licensed Product, or chargebacks actually made for the Licensed Product to federal, state or local governments (or their agencies) or any third party payor, administrator or contractor, including managed health organizations, or any other bona fide chargebacks actually made by Company for the Licensed Product that effectively reduces the selling price; (iii) taxes levied on sale or transportation of the Licensed Product and paid by or on behalf of Company, its Affiliates, or Sublicensees, (iv) freight allowances, insurance and custom duties for the Licensed Product, to the extent any of the foregoing subsections (i), (iii) and (iv) are separately stated on invoices for the Licensed Product, and (v) amounts that have been billed or invoiced but are written off as uncollectible (determined in a manner consistent with generally accepted accounting principles, consistently applied) due to insurance coverage limits, contracted in-network claims, denied claims, user co-pay and deductible fees and patient assistance fees, any such deduction to be taken in the royalty reporting period in which such amounts are written off, provided that should any such amounts thereafter be received, such amounts shall be recorded as Net Sales in the royalty reporting period of receipt.  In the case of a sale or other transfer of a Licensed Product for which Company or a Sublicensee does not bill, Net Sales shall mean the amount received by Company and Sublicensees for the sale of such Licensed Product.  If a Licensed Product is sold or otherwise transferred for consideration other than solely cash (whether or not at a discount), or if Licensed Product is billed or otherwise sold at a discounted price that is substantially lower than the customary prices charged by Company or Sublicensee, Net Sales shall be calculated based on the average amount charged for such Licensed Product in an arms-length transaction to a non-Affiliate, independent third party during the same Calendar Quarter in the same country or, in the absence of such sales, on the fair market value (as defined in Section 1.26 below) of such Licensed Product.

1.26         “Non-Royalty Sublicensing Income” means the fair market value of any and all consideration received by Company and its Affiliates from Sublicensees (or which Company is entitled to receive, whether or not offset against amounts payable to Sublicensee under the Sublicense) under or otherwise in connection with its Sublicenses, including license issue fees, lump sum payments and other licensing fees, option fees, milestone payments, minimum annual royalties, distribution fees, joint marketing fees, equity or other payments of any kind whatsoever, irrespective of whether such consideration is received in the form of cash, barter, credit, stock, warrants, release from debt, goods or services, licenses back, a premium on the sale of equity (i.e., payments for equity that exceed the pre-Sublicense fair market value of the equity), equity exchanges, or any other form whatsoever.  Notwithstanding the foregoing, Non-Royalty Sublicensing Income specifically excludes the following:  (i) royalties on Net Sales pursuant to Section 3.2; (ii) payments made by Sublicensee as consideration for the issuance of equity or debt securities of Company at the pre-Sublicense fair market value, provided that if a Sublicensee pays more than such fair market value for equity or debt securities then the portion in excess of fair market value shall be considered Non-Royalty Sublicensing Income; and (iii) payments to Company for the purposes of funding the costs of future bona fide documented research of a Licensed Product to be conducted by the Company.  The term “fair market value” means the cash consideration which Company, its Affiliates or Sublicensees would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction.  Fair market value will be mutually determined in good faith by Wistar and Company.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

1.27         “Past Patenting Costs” has the meaning set forth in Section 7.1.1.

1.28         “Patent Challenge” means any direct or indirect dispute, challenge, or assistance in the challenge of the validity, patentability, scope, construction, enforceability, non-infringe-ment or Wistar’s ownership of any issued patent comprising the Licensed Patents or any claims thereof, or opposition or assistance in the opposition of the grant of any letters patent comprising the Licensed Patents, in any legal or, administrative proceedings, including in a court of law, before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction, or in arbitration.

1.29         “Patent Term Extension” has the meaning set forth in Section 7.5.

1.30         “Performance Milestones” has the meaning set forth in Section 4.2.

1.31         “Performance Milestone Dates” has the meaning set forth in Section 4.2.

1.32         “Patenting Costs” means any past or ongoing costs incurred or to be incurred, including government fees and attorneys’ fees, in the course of Prosecuting the Licensed Patents.

1.33         “Proposed Product” means an actual or potential Licensed Product that is for an application, product, sub-field or indication in the Licensed Field, but for which Wistar reasonably believes a Licensed Product is not being actively developed or commercialized by Company, its Affiliates or Sublicensees.

1.34         “Proposed Product Election Notice” has the meaning set forth in Section 2.5.2.

1.35         “Proposed Product Notice” has the meaning set forth in Section 2.5.1.

1.36         “Proposed Product Sublicense” has the meaning set forth in Section 2.5.4.

1.37         “Proposing Third Party” has the meaning set forth in Section 2.5.1.

1.38         “Prosecution,” “Prosecute,” “Prosecuted” or “Prosecuting” shall mean preparation, filing, prosecution, issuance and maintenance of the Licensed Patents, including continuations, divisionals, extensions, re-examinations, reissues, supplemental examination, appeals, interferences, derivation proceedings, oppositions, all other proceedings before the United States Patent and Trademark Office (including the Patent Trial and Appeal Board) and foreign patent offices, and any judicial or other appeals of the foregoing.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

1.39         “Person” or “Persons” means any corporation, partnership, joint venture or any other entity or any natural person.

1.40         “Regulatory Approval” shall mean, with respect to any jurisdiction, any and all approvals (including appropriate pricing and reimbursement approvals), product and/or establishment licenses, registrations or authorizations of any appropriate regulatory agency, department, bureau or other governmental entity, necessary for marketing a Licensed Product in such jurisdiction, as applicable.

1.41         “Royalty Term” has the meaning set forth in Section 3.3.

1.42         “Sublicense” means an agreement in which Company (i) grants or otherwise transfers any of the rights licensed to Company hereunder or other rights that are relevant to designing, developing, testing, making, using, or selling of Licensed Products, (ii) agrees not to assert such rights or to sue, prevent or seek a legal remedy for the practice of same, or (iii) is under an obligation to grant, assign or transfer any such rights or non-assertion, or to forebear from granting or transferring such rights to any other entity, including by means of an option.  Agreements expressly considered Sublicenses include licenses, option agreements, “lock up” agreements, right of first refusal agreements, or similar agreements.  For the avoidance of doubt, any Proposed Product Sublicense shall be a Sublicense as such term is used hereunder.

1.43         “Sublicensee(s)” means any non-Affiliate third party to which Company has granted a Sublicense.

1.44          “Technical Information” means technical information, know-how, data, copyrights, techniques, and other information directly related to the Licensed Products that is not otherwise obligated to another third-party and (i) made, identified or compiled by Dr. Louise C. Showe or laboratory personnel working directly under his/her supervision, (ii) owned and Controlled by Wistar, (iii) in Wistar’s possession as of the Effective Date, and (iv) provided to Company by Wistar or Dr. Showe during the Term, including but not limited to the Technical Information listed on Exhibit B attached hereto.  Technical Information shall exclude any of the foregoing that are included in a Valid Claim of the Licensed Patents or any other patents or patent applications.

1.45         “Term” means the term of this Agreement, which shall commence on the Effective Date and shall remain in effect until the expiration of the Royalty Term in all countries in the Territory with respect to all Licensed Products, unless earlier terminated in accordance with the provisions of this Agreement.

1.46         “Territory” means worldwide.

1.47         “Third Party Proposed Product” has the meaning set forth in Section 2.5.1.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

1.48         “Valid Claim” means a claim of (i) a patent application included in the Licensed Patents that has been neither abandoned nor pending for more than [**] ([**]) years or (ii) an issued Licensed Patent that has not been withdrawn, canceled or disclaimed or held invalid by a court or governmental authority of competent jurisdiction in an unappealed or unappealable decision no longer subject to discretionary review (for example, by way of writ of certiorari) or other review.

1.49         “Wistar” has the meaning set forth in the Preamble.

1.50         “Wistar Confidential Information” has the meaning set forth in Section 8.1.1.

1.51         “Wistar Proposed Product” has the meaning set forth in Section 2.5.1.

1.52         “Withholding Taxes” has the meaning set forth in Section 3.10.2.

ARTICLE 2 - GRANT OF LICENSE

2.1           Grant of License.  Subject to the terms and conditions contained in this Agreement, Wistar hereby grants to Company an exclusive, royalty-bearing, non-transferable (except in accordance with Section 10.1), sublicensable (solely to the extent permitted by Section 2.4) license under the Licensed Patents and Technical Information solely to make, have made, use, sell, offer for sale, and import the Licensed Products in the Licensed Field in the Territory during the Term.

2.2           Retained Rights.

2.2.1        Reservation by Wistar.  Notwithstanding anything to the contrary in this
Agreement, Wistar reserves the right to (i) make, use,  practice and further develop the Licensed Patents and Technical Information for educational, research, and other internal purposes; (ii) grant to any academic, government, research or non-profit institution or organization the right to make, use and practice the Licensed Patents or Technical Information for non-commercial research and educational purposes; and (iii) grant licenses under the Licensed Patents or Technical Information to any party for any field, product, service or territory other than the Licensed Products in the Licensed Field in the Territory for so long as Company has an exclusive license to Licensed Products in the Licensed Field in the Territory.  Company shall have no right or license in or to any research conducted pursuant to (i), (ii) or (iii) above or any results, inventions or discoveries generated thereby.

2.2.2        Funding Agencies Interest.  Notwithstanding anything to the contrary in this Agreement, any and all licenses and other rights granted hereunder are limited by and subject to the rights and requirements of (a) the United States Government under any law or agreement, including rights and requirements which may attach as a result of United States Government sponsorship of research in connection with which an invention covered by the Licensed Patents was conceived or first actually reduced to practice, as set forth in 35 U.S.C. §§200-212, and 37 C.F.R. Part 401, or any successor statutes or regulations, and in relevant United States Government research grants or contracts with Wistar, as such rights and requirements may be amended or modified by law, rule or regulation and which include (i) the grant of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States Government any of the Licensed Patents throughout the world (as set forth in 35 U.S.C. §202(c)(4)) and (ii) the requirement that Licensed Products used or sold in the United States shall be manufactured substantially in the United States (as set forth in 35 U.S.C. §204); (b) any local, state or philanthropic funding agencies or entities under any contract, grant or similar agreement with such agency or entity (collectively the “Funding Agencies Interest”).

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

2.3           No Rights or Licenses by Implication.  No rights or licenses with respect to the Licensed Patents, Technical Information, or otherwise are granted or deemed granted hereunder or in connection herewith, other than those rights or licenses expressly granted in this Agreement.

2.4           Right to Sublicense.  Company shall have the right to sublicense to any third party the rights conferred upon Company under this Agreement, subject to the following conditions:

2.4.1        Wistar shall have the right to approve in advance any Sublicensee if Company is not selling Licensed Product at the time of sublicensing negotiations, provided that such approval shall not be unreasonably withheld; and further provided, however, that such approval shall be deemed to have been given if Wistar does not object to the proposed Sublicensee within [**] ([**]) business days after Company notifies Wistar in writing of the name of such Sublicensee.

2.4.2        Any Sublicense shall be in writing, shall be consistent with all of the terms and conditions of this Agreement, and shall incorporate terms and conditions sufficient to enable Company to comply with this Agreement. Without limiting the foregoing, each Sublicense shall (i)  provide that  in the event Sublicensee brings a Patent Challenge against Wistar or assists another party in bringing a Patent Challenge against Wistar (except as required under a court order or subpoena or if legally compelled by an administrative agency) then Company may terminate the Sublicense, (ii) require Sublicensee to indemnify, hold harmless and defend Wistar and carry insurance under the same terms set forth in Article 6 below, and (iii)state that Wistar is an intended third party beneficiary of such Sublicense, including for the purpose of enforcing such termination, indemnification, and insurance provisions.

2.4.3        No Sublicensee shall be permitted to sublicense further any of its rights under any Sublicense.  Each Sublicense shall contain an agreement and acknowledgment by the Sublicensee that such Sublicense and the Sublicensee are subject to the terms and conditions of the license granted to Company under this Agreement.

2.4.4        Notwithstanding any Sublicense, Company shall remain primarily liable to Wistar for all of Company’s duties and obligations contained in this Agreement, and any act or omission of a Sublicensee which would be a breach of this Agreement if performed by Company shall be deemed to be a breach by Company of this Agreement.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

2.4.5        If Wistar has a claim arising under this Agreement against a Sublicensee, Wistar may seek a remedy directly against Company and may, but is not required to, seek a remedy against the Sublicensee.

2.4.6        If Company becomes subject to a Bankruptcy Event, all payments then or thereafter due and owing to Company from its Sublicensees shall thereupon, and without any notice from Wistar to any such Sublicensee, become payable directly to Wistar for the account of Company; provided, however, that Wistar shall remit to Company any amount by which such payments exceed the amounts owed by Company to Wistar.

2.4.7        Company shall furnish Wistar with a fully executed copy of any Sublicense agreement within thirty (30) days after execution without redaction.

2.4.8        Any sublicense that is not in compliance with all of the provisions of this Section 2.4 shall be void.

2.5          Wistar or Third Party Proposed Products.

2.5.1        Notice of Proposed Products.  If at any time after the Effective Date,  (i) Wistar identifies a Proposed Product, or (ii) a third party (“Proposing Third Party”) identifies a Proposed Product and makes a bona fide proposal to Wistar for the development of such Proposed Product, and, in each case (i) or (ii), Wistar is interested in having such Proposed Product developed, then Wistar may give written notice thereof to Company (“Proposed Product Notice”), which notice shall include information regarding the relevant application, product, sub-field or indication. Wistar shall not be required to include in any Proposed Product Notice (a) any information that is subject to restrictions of confidentiality with any third party, or (b) any information that originates with Wistar personnel who do not assent to its disclosure to Company. For the purposes of this Agreement, (A) a Proposed Product identified by a third party as described in (i) above shall be a “Wistar Proposed Product,” and (B) a Proposed Product identified by Wistar as described in (ii) above shall be a “Third Party Proposed Product.”

2.5.2        Election by Company.  Within [**] ([**]) days following Company’s receipt of the Proposed Product Notice, Company shall provide Wistar written notice stating whether or not Company elects to develop and commercialize such Proposed Product on its own (“Proposed Product Election Notice”).  If Company does not timely provide a Proposed Product Election Notice, Wistar shall be entitled to exclude such Proposed Product from the license hereunder to Company, or convert such license to a non-exclusive license with respect to such Proposed Product, and Wistar shall be free to further develop such Proposed Product internally or license the Licensed Patents, on an exclusive or non-exclusive basis, as the case may be, to any third party for the development and commercialization of such Proposed Product.

2.5.3        Internal Development.

(i)          If Company timely provides a Proposed Product Election Notice and affirmatively elects to develop and commercialize the Proposed Products on its own, then (a) the Proposed Product Election Notice shall include a development plan and milestones for the development and commercialization of such Proposed Product that have been approved by the Board of Directors of Company and (b) the parties shall negotiate in good faith to agree on the development plan and milestones applicable to such Proposed Product.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

(ii)         If the parties agree on a development plan and milestones, Company shall maintain its exclusive license with respect to such Proposed Product, but shall be obligated to (a) use commercially reasonable efforts to develop and commercialize the Proposed Product in accordance with such new development plan and (b) meet the milestones with respect to the Proposed Product. If (A) the parties do not agree on a development plan and milestones that are acceptable to Wistar, in its reasonable judgment, or (B) the parties agree on such a development plan and milestones, but Company thereafter fails to comply in any material respect with such mutually agreed development and commercialization obligations, Wistar shall be entitled from such point onward to exclude such Proposed Product from the license hereunder to Company, or convert such license to a non-exclusive license with respect to such Proposed Product, and Wistar shall be free to grant to third parties licenses under the relevant Licensed Patents or Technical Information, on an exclusive or non-exclusive basis, as the case may be, to develop and commercialize such Proposed Product.

2.5.4        0.  If Company declines to develop and commercialize such Proposed Product on its own, then the Proposed Product Election Notice shall indicate whether or not Company wishes to provide a Sublicense for the development and commercialization of such Proposed Product (“Proposed Product Sublicense”), which Sublicense shall be with (i) the Proposing Third Party, in the case of a Third Party Proposed Product, or (ii) a third party reasonably acceptable to Wistar, in the case of a Wistar Proposed Product.   If Company elects to provide a Proposed Product Sublicense, it shall do so in good faith within [**] ([**]) days of provision of the Proposed Product Election Notice. Such Proposed Product Sublicense will contain reasonable financial terms taking into account the field/indication and Company’s obligations to Wistar, and reasonable non-financial terms consistent with Company’s obligations to Wistar.  If (a) Company elects not to provide such Proposed Product Sublicense, (b) such Proposed Product Sublicense has not been entered within [**] ([**]) days of the Proposed Product Election Notice, or (c) Company enters such Proposed Product Sublicense, but Company thereafter fails to comply in any material respect with such Proposed Product Sublicense, Wistar shall be entitled to exclude such Proposed Product from the license hereunder to Company, or convert such license to a non-exclusive license with respect to such Proposed Product, and Wistar shall be free to (A) in the case of a Third Party Proposed Product, license the Licensed Patents to the Proposing Third Party for the development and commercialization of such Third Party Proposed Product, or (B) in the case of a Wistar Proposed Product, further develop the Wistar Proposed Product internally, and/or license the Licensed Patents or Technical Information, on an exclusive or non-exclusive basis, as relevant to any third party for the development and commercialization of such Proposed Product.

2.5.5        Improvements.  Wistar shall use good faith efforts to inform Company of new improvements directly related to the Licensed Patents and Technical Information invented by Dr. Louise C. Showe during the term of this Agreement, unless such disclosure by Wistar is otherwise precluded or prohibited by the terms of an agreement with a third party.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

2.5.6            Sponsored Research Agreement.  The terms of Section 5.3 of that certain amended Sponsored Research Agreement dated as of September 18, 2013 by and between Wistar and Company (the “SRA”), shall remain in effect as long as the SRA remains in effect.

ARTICLE 3 - PAYMENTS

3.1                License Fee.  On the Effective Date, Company shall pay to Wistar a nonrefundable, non-creditable license issue fee of fifty thousand dollars ($50,000).

3.2                Royalties.  Company shall pay to Wistar a running royalty on Net Sales of all Licensed Products in accordance with the table set forth below within thirty (30) days following the last day of the Calendar Quarter in which such royalty accrues:

3.2.1            For Licensed Products as defined in Section 1.24:

Royalty Percentage	for that portion of cumulative Net Sales of Licensed Products:
5%	Up to $[**]
4%	Greater than $[**] and less than $[**]
3%	$[**] and greater

3.2.2            If Company is notified that the manufacture or sale of Licensed Products, in a particular country, infringes intellectual property rights of any third party in such country, the Company will inform Wistar of said notification in writing within [**] ([**]) calendar days of receipt.  In the event Company is paying Wistar royalties under Section 3.2.2, and is required to enter into a bona fide license agreement pursuant to which Company pays a third party royalties directly related to Licensed Products in order to continue the manufacture or sale of Licensed Products, Wistar agrees to reduce the earned royalties on Net Sales of Licensed Products due to Wistar under Section 3.2.2 in the specified country, by the amount of such third party royalties actually paid by Company, provided, however, that Wistar’s earned royalties on Net Sales in the specified country shall not be reduced by more than fifty percent (50%) during any such payment period.

3.3                Royalty Term.  The period during which the royalties set forth in Section 3.2 shall be payable, on a Licensed Product-by-Licensed Product and country-by-country basis, shall commence on the Effective Date and continue until the later of (i) the date a Valid Claim of a Licensed Patent covering the making, having made, use, sale, offering for sale or importation of such Licensed Product no longer exists, or (ii) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in each country (the “Royalty Term”).

3.4                Minimum Annual Royalties.

3.4.1            Company shall pay to Wistar as a non-refundable but creditable advance against royalties during the ensuing year, minimum annual royalties on the following dates in the corresponding amounts (the “Minimum Annual Royalties”):

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

(i)                   [**] dollars ($[**]) due on January 1 following the First Commercial Sale of a Licensed Product; and

(ii)                 [**] dollars ($[**]) due on January 1 of each year of the Term thereafter.

3.4.2            Minimum Annual Royalties shall be available for credit against royalties only during the year in which such Minimum Annual Royalties are paid and shall not be available for credit in any other year.

3.5                Non-Royalty Sublicensing Income.  Company shall pay Wistar [**] percent ([**]%) of Non-Royalty Sublicensing Income within [**] ([**]) days following the last day of the Calendar Quarter in which such Non-Royalty Sublicensing Income accrues.

3.6                Maintenance Fees.  Wistar shall waive the annual license maintenance fee so long as Company has initiated sales of Licensed Products no later than January 1, 2018. In the event Company fails to launch first commercial sale of Licensed Product by January 1, 2018, Company shall pay to Wistar an annual license maintenance fee of [**] dollars ($[**]) to be paid on each anniversary of the Effective Date.

3.7                Milestone Payments.  Company shall pay to Wistar milestone payments in the following amounts within [**] ([**]) days after the occurrence of each the following events:

3.7.1            [**] dollars ($[**]) upon Wistar’s first transfer of the [**] list to Company;

3.7.2            [**] dollars ($[**]) upon the initial IDE Filing or equivalent regulatory filing in the first country by Company or any Sublicensee for each Licensed Product;

3.7.3            [**] dollars ($[**]) upon the first sale of a Licensed Product that is a laboratory developed test performed within a CLIA certified laboratory by Company or any Sublicensee.

3.7.4            These milestone payments shall not be credited against or otherwise reduce royalties or other compensation provided for in this Agreement.

3.8                Change of Control.  Intentionally omitted and not referenced in this Agreement

3.9                Reports.  Company shall deliver to Wistar within [**] ([**]) days after the end of each Calendar Quarter a complete and accurate report for that Calendar Quarter certified by a senior financial officer of Company.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

3.10             Payments.

3.10.1         All dollar amounts referred to in this Agreement are expressed in United States dollars.  Liability for royalties on Licensed Products manufactured by Company or Sublicensee shall accrue when a Licensed Product is sold, used or otherwise disposed of; provided that, if a partial payment is made, a royalty shall accrue pro rata to such partial payment.  Any royalties not paid to Wistar when due hereunder shall accrue interest from the due date until paid at a rate equal to the lesser of twelve percent (12%) per annum or the maximum interest rate allowed by applicable law, whichever is greater.  Notwithstanding the foregoing and subject to Section 9.2.1, Wistar shall be entitled to treat any such late payment as a material breach of this Agreement, notwithstanding the payment of interest.  All payments hereunder shall be payable in U.S. dollars, at Wistar’s option, by a Company check payable to the order of “The Wistar Institute of Anatomy and Biology” and drawn on a U.S. bank, or as to any payment for which Wistar has given Company at least fifteen (15) days’ written notice prior to the due date of such payment, by wire transfer to Wistar’s account at [**].  Where it is necessary to convert the amount of royalties due from another currency into U.S. dollars, conversion shall be made using one of the following rates as published or issued on the last business day of the Calendar Quarter in which such royalties have accrued:

(i)               the spot rate or the mean of the buy and sell spot rates, if no single rate is published, as published by “The Wall Street Journal;” or

(ii)              if no rate(s) is (are) therein published by the “Wall Street Journal,” then at the rate prevailing at the close of business at J. P. Morgan Chase & Co., New York, New York; or

(iii)            at the currency conversion rate published or issued at the close of business by a third party selected by Company, provided that Company has obtained Wistar’s prior written consent to use such third party rate for calculation of royalties due to Wistar.

3.10.2         All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as expressly permitted in this Agreement.  If any income or other taxes, withholdings or other deductions required by applicable law to be withheld or deducted from any of the payments made by or on behalf of Company hereunder (“Withholding Taxes”) are imposed on a payment by any applicable law, Company shall pay such Withholding Taxes to the proper taxing authority and, if available, evidence of such payment shall be secured and sent to Wistar within [**] ([**]) month of such payment.  In the case of any Withholding Taxes imposed with respect to any payment hereunder, Company shall pay to Wistar an additional amount as is necessary to ensure that the amount actually received by Wistar with respect to such payment, free and clear of the Withholding Taxes (including any such Withholding Taxes imposed on such additional amount), shall equal the amount of the payment that would have been made if no such Withholding Taxes had applied.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

3.11              Records.  Company shall keep, and shall cause its Sublicensees to keep, complete and accurate books and records of all Licensed Products sold which enable the royalties and other amounts payable hereunder to be verified.  Upon reasonable prior notice to Company or its Sublicensee and during normal business hours, an auditor paid for and selected by Wistar may inspect such books and records of Company and its Sublicensees for the [**] ([**]) year period immediately preceding the date of inspection to verify the correctness of the reports given to Wistar under Section 3.9.  If Wistar’s auditor determines that the Company or Sublicensee has underpaid royalties and other amounts payable by [**] percent ([**]%) or more, Company shall pay the costs and expenses of the audit and the right of inspection shall extend to books and records for periods prior to such [**] ([**]) year period.  Nothing contained in this Section 3.11 shall shorten the period established by any applicable statute of limitations.

ARTICLE 4 - CERTAIN OBLIGATIONS OF COMPANY

4.1                Diligent Efforts.  Company, acting itself and/or through its Sublicensees, (i) shall use commercially reasonable, diligent efforts to develop Licensed Products and to bring Licensed Products to market through a thorough, vigorous and diligent program for exploitation of the Licensed Patents and to continue active, diligent marketing efforts for Licensed Products throughout the Term, consistent with sound and reasonable business practices, and (ii) shall endeavor to keep Licensed Products, to the extent commercially reasonable, available to the public.

4.2                Performance Milestones.  In addition to Company’s diligence obligations in Section 4.1, Company, acting itself and/or through its Sublicensees, shall perform or fulfill the following obligations (the “Performance Milestone(s)”) by the dates set forth below (the “Performance Milestone Date(s)”):

4.2.1            Within thirty (30) days after the Effective Date, Company shall furnish Wistar with a written research and development plan describing the major tasks to be achieved in order to develop and bring to market Licensed Products, a timeline for achievement of such tasks, and an estimate of the number of staff and financial and other resources to be devoted to such development and commercialization effort (“Commercialization Plan”); provided that if Wistar has not objected to such Commercialization Plan within thirty (30) days after receiving it from Company, such Commercialization Plan shall be deemed to have been accepted by Wistar and provided further that if Wistar has any good faith objections to such Commercialization Plan as so presented by Company, the parties will work together expeditiously and in good faith to attempt to arrive at a mutually agreeable Commercialization Plan.

4.2.2            Company or its permitted Sublicensees shall no later than December 31, 2017 commence commercial sales of a Licensed Product.

4.3                Diligence Failure.  In the event Wistar determines that Company has failed to fulfill any of its obligations under Sections 4.1 or 4.2, Wistar may terminate this Agreement in accordance with Section 9.2; provided, however, that if Company is meeting its obligations under Section 4.1, Company may purchase up to a total of three (3) one-year extensions of any Performance Milestone under Section 4.2 by paying Wistar, on or before the Performance Milestone Date for such Performance Milestone, twenty-five thousand dollars ($25,000) the first extension and fifty thousand dollars ($50,000) for each extension thereafter.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

4.4                Diligence Reports.

4.4.1            Company shall provide Wistar on December 1 of each year with written reports, setting forth in such detail as Wistar may reasonably request, the progress of the development, evaluation, testing and commercialization of the Licensed Products, including information on (i) the progress of matters related to Regulatory Approvals and (ii) progress made toward the objectives set forth in the Commercialization Plan, including the progress of any Sublicensees developing Licensed Products.  Company also shall notify Wistar within thirty (30) days after the First Commercial Sale of a Licensed Product by Company or any Sublicensee.

4.4.2            In order that Wistar may provide the United States Department of Health and Human Services with information required under the Federal Government Interest, Company shall, at its cost, prepare and provide written annual reports to Wistar containing sufficient information to enable the Department of Health and Human Services to evaluate Company’s progress in the development of Licensed Products, but shall not contain information considered proprietary or confidential by Company.  Such reports shall be provided no later than January 1 each year.

4.5                Compliance with Laws.

4.5.1            Company shall comply with all applicable laws, rules and regulations pertaining to the development, testing, manufacture, marketing and import or export of the Licensed Products.  Without limiting the foregoing, Company acknowledges that the transfer and use by foreign nationals of certain commodities and technical data is subject to United States laws and regulations controlling the export and use by foreign nationals of such commodities and technical data, including the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”) and the laws and regulations implemented by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”).  These laws and regulations, among other things, prohibit or require a license for the export or use by foreign nationals of certain types of technical data to specified countries.  Company shall comply with all United States laws and regulations controlling the export or use by foreign nationals of such commodities and technical data, including ITAR, EAR, and OFAC, and shall be solely responsible for any violation thereof by Company or its Sublicensees.

4.5.2            To the extent required by the Funding Agencies Interest, all Licensed Products to be used or sold in the United States shall be manufactured substantially in the United States, and Company shall take such actions as are necessary to assure that it and its Sublicensees comply with the obligations imposed by this Section 4.5.2.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

4.6                Conflict of Interest.  Company acknowledges that Wistar’s employees and staff members and the employees and staff members of Wistar’s Affiliates are subject to the applicable policies of Wistar and such Affiliates, including policies regarding conflicts of interest, intellectual property and other matters.  Company shall not enter into any oral or written agreement with such employee or staff member which conflicts with any such policy.

4.7                Patent Notices.  Company shall mark the Licensed Products sold in the United States with all applicable patent numbers.  All Licensed Products shipped to and/or sold in other countries shall be marked and labeled in such a manner as to conform with all applicable laws of the country where the Licensed Products are sold.

4.8                Regulatory Approvals.  Company shall be responsible for obtaining and maintaining, at its cost and expense, all Regulatory Approvals.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES

5.1                Representations and Warranties.

5.1.1            Company represents and warrants that it is a corporation, duly organized, validly existing and in good standing under the laws of California, and has all requisite corporate power and authority to execute, deliver and perform this Agreement; and Wistar represents and warrants that it is a nonprofit corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority to execute, deliver and perform this Agreement; and

5.1.2            Company and Wistar each represent and warrant to the other that this Agreement, when executed and delivered by a party to this Agreement, shall be the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

ARTICLE 6 - LIMITATION ON LIABILITY AND INDEMNIFICATION

6.1                Limitation on Liability.  IN NO EVENT SHALL WISTAR, ITS TRUSTEES, MANAGERS, OFFICERS, AGENTS, EMPLOYEES, FACULTY, AFFILIATED INVESTIGATORS, PERSONNEL OR STAFF BE LIABLE TO COMPANY, ITS SUCCESSORS, ASSIGNS, SUBLICENSEES OR ANY OTHER PERSON OR ENTITY FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, INTERRUPTION OF BUSINESS, OR FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER UNDER THIS AGREEMENT OR OTHERWISE, EVEN IF SUCH PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

6.2                No Warranties.  THE LICENSED PATENTS AND TECHNICAL INFORMATION ARE PROVIDED ON AN “AS IS” BASIS AND WISTAR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED PATENTS, TECHNICAL INFORMATION OR ANY MATERIALS DERIVED THEREFROM OR ANY LICENSED PRODUCTS, INCLUDING REPRESENTATIONS OR WARRANTIES OF COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF THE LICENSED PATENTS, OR THAT THE USE OF THE LICENSED PATENTS, TECHNICAL INFORMATION OR ANY MATERIALS DERIVED THEREFROM OR ANY LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS.  WISTAR EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE LICENSED PATENTS OR TECHNICAL INFORMATION ARE FREE FROM THE RIGHTFUL CLAIMS OF ANY THIRD PARTY.  WISTAR SHALL NOT BE LIABLE TO COMPANY, ITS SUCCESSORS, ASSIGNS, SUBLICENSEES OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ON ACCOUNT OF, OR ARISING FROM, THE USE OF THE LICENSED PATENTS OR TECHNICAL INFORMATION PROVIDED HEREUNDER OR THE MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS OR ANY OTHER MATERIAL OR ITEM DERIVED THEREFROM.

6.2.1            For clarity, to the knowledge of the current staff of the Office of Business Development of Wistar, no third parties have asserted that the Licensed Products infringe any third party patent rights.

6.3                Indemnification.  Company shall indemnify and hold harmless Wistar, its trustees, managers, officers, agents, employees, faculty, affiliated investigators, personnel and staff (collectively and individually, the “Indemnified Parties” or “Indemnified Party”), from and against any and all liability, loss, damage, action, claim or expense (including attorney’s fees) suffered or incurred by the Indemnified Parties due to claims by a Person not a party to this Agreement (individually, a “Liability” and collectively, the “Liabilities”) which result from or arise out of (a) the license granted hereunder and any Sublicense granted pursuant thereto, (b) the development, use, manufacture, promotion, sale or other disposition of the Licensed Patents, Technical Information or any Licensed Products by Company, its assignees, Sublicensees, Third Party Transferees, vendors or other third parties, (c) the breach of any representation, warranty, or covenant of this Agreement by Company, or of a Sublicense by any Sublicensee, or (d) the successful enforcement by an Indemnified Party of its rights under this Section 6.3.  Subject to Section 6.3.4, this indemnification obligation shall apply regardless of the negligence of the Indemnified Party. Without limiting the foregoing, Company shall indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

6.3.1        any product liability or other claim of any kind related to the use of a Licensed Product manufactured, sold or otherwise disposed of by Company, its assignees, Sublicensees, vendors or other third parties;

6.3.2        any claim that the Licensed Patents or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trademark or other intellectual property rights of any third party; or

6.3.3        Clinical Trials or studies conducted by or on behalf of Company or any Sublicensee relating to the Licensed Products, including any claim by or on behalf of a human subject of any such Clinical Trial or study, any claim arising from the procedures specified in any protocol used in any such Clinical Trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such Clinical Trial or study, and any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any Clinical Trial or study.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

6.3.4        Notwithstanding the foregoing, Company shall not be obligated to indemnify and hold harmless the Indemnified Parties from and against any Liabilities that result from or arise out of an Indemnified Party’s gross negligence or willful misconduct.

6.4                Procedures.  The Indemnified Party shall promptly notify Company of any claim or action giving rise to a Liability subject to the provisions of Section 6.3, and Wistar and Company then shall confer promptly concerning the claim or action and the response thereto.  Unless the parties otherwise agree in writing, Company shall defend any such claim or action, at its cost and expense, with counsel reasonably satisfactory to Wistar.  Company shall not settle or compromise any such claim or action in a manner that (i) imposes any restrictions or obligations on any Indemnified Party without such Indemnified Party’s written consent, not to be unreasonably withheld, or (ii) grants any rights to the Licensed Patents or Technical Information without Wistar’s written consent, not to be unreasonably withheld.  If Company fails or declines to assume the defense of any such claim or action within [**] ([**]) days after notice thereof, Wistar may assume the defense of such claim or action for the account and at the risk of Company, and any Liability related thereto shall be conclusively deemed a Liability of Company.  Company shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnity related, as incurred.  The indemnification rights of Wistar and any other Indemnified Party contained herein are in addition to all other rights which Wistar or such Indemnified Party may have at law or in equity or otherwise.

6.5                Insurance.  Company shall maintain general liability and product liability insurance as follows:

6.5.1            Beginning with the Effective Date and for [**] ([**]) years after the date of expiration or termination of this Agreement, general liability insurance in amounts not less than [**] dollars ($[**]) per incident and [**] dollars ($[**]) in the aggregate.

6.5.2            Beginning with the commencement of human Clinical Trials and for [**] ([**]) years after the date of expiration or termination of this Agreement, product liability insurance in amounts not less than [**] dollars ($[**]) per incident and [**] dollars ($[**]) in the aggregate.

6.5.3            Such insurance shall be issued by an insurance company rated [**] or better and naming Wistar as an additional insured.  The minimum insurance amounts specified herein shall not be deemed a limitation on Company’s indemnification liability under this Agreement.  Company shall provide Wistar with copies of endorsements to such policies.  Company shall notify Wistar at least thirty (30) days prior to cancellation of any such coverage.  To the extent Company is awarded a business interruption insurance award which provides for lost profits, Company shall pay to Wistar reasonable royalties for the period of the award which payment shall be based upon projections of Net Sales of Licensed Products and the history of royalties paid hereunder for such Net Sales.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

6.5.4            Company shall require any Sublicensee to maintain insurance under the same terms as set forth in Sections 6.5.1 and 6.5.2 above, including naming Wistar as an additional insured.

ARTICLE 7 - PATENTS AND INFRINGEMENT

7.1                Prosecution of Patents.

7.1.1            Wistar shall have the exclusive responsibility and control over the Prosecution of the Licensed Patents.  Company shall reimburse Wistar for Patenting Costs incurred by Wistar prior to the Effective Date (“Past Patenting Costs”) within [**] ([**]) days of the Effective Date.  With respect to any Patenting Costs incurred by or on behalf of Wistar after the Effective Date, Company shall remit payment of such Patenting Costs within [**] ([**]) days after Company receives invoices for same.  Notwithstanding the foregoing, at least [**] ([**])) days before a particular action is required for the protection of certain rights comprising the Licensed Patents (the “Bar Date”), Wistar shall have the right to request advance payment of reasonable estimated Patenting Costs for such action if such estimated Patenting Costs are at least [**] dollars ($[**]), and Company shall be obligated to pay the amount of such estimated Patenting Costs no less than [**] ([**]) days before the Bar Date.  So long as Wistar’s request is timely made, Wistar shall have no obligation to take or have taken such action, and no liability for failing to take such action, to protect the Licensed Patents at issue, unless the estimated Patenting Costs are timely paid by Company, even if the result is the irrevocable loss of rights.

7.1.2            Company and Wistar shall mutually determine the jurisdictions, other than the United States, where the Licensed Patents shall be Prosecuted.  If Company declines to pay for Patenting Costs in any jurisdiction, Wistar may do so at its cost and expense but such patents and the subject matter of any application relating thereto shall be excluded from the definition of Licensed Patents.

7.1.3            If Wistar elects not to Prosecute any patent or patent application included in the Licensed Patents, it shall notify Company at least [**] ([**]) days prior to taking, or not taking, any action which would result in abandonment, withdrawal, or lapse of such patent or patent application.  Company shall then have the right to Prosecute such patent or patent application at its own cost and expense in Wistar’s name.

7.1.4            Each party shall cooperate with the other party to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary in the Prosecution of all such patents and other applications and protections referred to in this Article 7.

7.1.5            All non-public information exchanged between the parties or between Wistar’s patent counsel and Company regarding Prosecution and enforcement of the Licensed Patents, and all shared information regarding analyses or opinions of third party intellectual property, shall be deemed Confidential Information. In addition, the parties acknowledge and agree that, with regard to Prosecution and enforcement of the Licensed Patents, the interests of the parties as licensor and licensee are to obtain the strongest patent prosecution possible, and as such, are aligned and are legal in nature. The parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patents or the Confidential Information, including privilege under the common interest doctrine and similar or related doctrines.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

7.2                Ownership.  Wistar shall retain all right, title and interest in and to the Licensed Patents and Technical Information regardless of which party Prosecutes the patents, subject to the express license granted to Company under Article 2 hereof.

7.3                Infringement.  Each party shall promptly notify the other party in writing of any infringement or possible infringement of any Licensed Patent in the Licensed Field.  Company shall have the first right, but not the obligation, to prosecute such infringement in the Licensed Field at its own expense.  Company shall use the same degree of diligence in prosecuting such infringement as it uses or would use in prosecuting infringement of its own patent rights.

7.3.1        In the event Company elects to prosecute such infringement, Wistar shall cooperate with Company, at Company’s reasonable request and Company’s sole expense, in any such infringement action. Company shall reimburse Wistar for any such expense within [**] ([**]) days after Company’s receipt of invoice for the same. Company shall keep Wistar informed of the status and progress of any action brought under this Section 7.3.1 and Company shall not settle or compromise any such suit in a manner that [**], without Wistar’s written consent.  Prior to commencing any such infringement action, Company shall consult with Wistar and shall consider the views of Wistar regarding the advisability of the proposed action and its effect on the public interest.  [**].

7.3.2            If Company fails to prosecute such infringement within [**] ([**]) days after receiving notice thereof, Wistar shall have the right, but not the obligation, to prosecute such infringement at its own expense.  In such event, Company shall cooperate with Wistar, at Wistar’s expense.  Wistar shall not settle or compromise any such suit in a manner that imposes any limitations or restrictions on the rights granted to Company in Article 2 hereof without Company’s written consent.  [**].

7.3.3            Any recovery obtained by the prosecuting party as a result of such proceeding, by settlement or otherwise, shall be applied first to the prosecuting party, an amount equal to its costs and expenses of the litigation, with the remainder to be paid [**].

7.4                Certain Notices.  Company shall notify Wistar at least [**] ([**]) days before the Company uses or exports the Licensed Patents or any Licensed Product in or to any country outside the United States to allow Wistar to make any patent filings or to take other actions necessary to protect the Licensed Patents.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

7.5                Patent Term Extension Obligations.  Company shall keep Wistar fully informed of Company’s and each Sublicensee’s progress toward Regulatory Approval for commercial sale of each Licensed Product with respect to each Licensed Patent hereunder.  Company shall assist Wistar in determining with respect to such Licensed Products if the Licensed Patents would be eligible for patent term extension pursuant to 35 U.S.C. §§156, and, as appropriate, applicable foreign patent laws (a “Patent Term Extension”).  [**].  [**].  At Wistar’s request, Company shall, in a timely manner, assist Wistar in preparing an application for Patent Term Extension in compliance with 35 U.S.C. §156 et seq., and, as appropriate, any applicable foreign patent laws.  Company and its Sublicensees shall cooperate fully with Wistar in preparing the applications for Patent Term Extension.  Company agrees to join in such applications at Wistar’s request.  Company shall fully support such applications and shall provide such information as may be requested in support of such applications by Wistar or by the government.

7.6                Licensed Patent Challenges. In the event that Company or a Sublicensee or any of their Affiliates directly or indirectly brings, or assists in bringing, a Patent Challenge, then (i) Company shall provide Wistar with at least sixty (60) days’ notice prior to taking any such action, (ii) the parties consent that Section 10.9 shall apply; (iii) Company shall pay all costs, fees and expenses associated with such Patent Challenge that are incurred by Wistar and its trustees, managers, officers, agents, employees, faculty, affiliated investigators, personnel, and staff, including attorneys’ fees and all costs associated with administrative, judicial or other proceedings, within thirty (30) days after receiving an invoice from Wistar for same; (iv) the exclusive licenses granted in this Agreement shall, as of the date of initiation of said challenge or opposition, automatically convert to a non-exclusive license for the remainder of the Term, and Wistar shall have the right to grant licenses under the Licensed Patents to third parties, subject to the then-existing non-exclusive license provided herein; (v) any fees, royalties, milestones or revenues payable to Wistar under Sections 3.1 through 3.7 shall double in amount if and when any Licensed Patent survives the Patent Challenge such that it remains valid in whole or in part; and (vi) at any time after the Patent Challenge is brought, Wistar may, at its option, terminate this Agreement according to Section 9.2; provided that if any of subsections (i) through (vi) are held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any of the other said subsections.  Notwithstanding any provision of this Agreement to the contrary, Company shall not have the right to assume or participate in the defense, settlement or other disposition of such Patent Challenge, but shall pay associated costs, fees and expenses as provided in subsection (iii) above.  The parties agree any challenge or opposition to a Licensed Patent by Company may be detrimental to Wistar, and that the above provisions shall constitute reasonable liquidated damages to reasonably compensate Wistar for any loss it may incur as a result of Company taking such action.

ARTICLE 8 - CONFIDENTIALITY

8.1                Confidentiality.

8.1.1            “Wistar Confidential Information” means (i) the Technical Information; (ii) any information provided to Company in connection with Prosecution under this Agreement, (iii) any information or material in tangible form that is marked as “confidential” or proprietary by Wistar  at the time it is sent to Company; and (iv) information that is furnished orally by Wistar if Wistar identifies such information as “confidential” or proprietary in writing by a memorandum delivered to Company within [**] ([**]) business days after the date of disclosure.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

8.1.2            “Company Confidential Information” means (a) the Commercialization Plan, (b) any reports prepared by Company and provided to Wistar pursuant to Sections 3.9 and 4.41, (c) any other information or material provided by Company to Wistar in tangible form that is marked as “confidential” or proprietary at the time it is delivered to Wistar; and (d) information that is furnished orally by Company if Company identifies such information as “confidential” or proprietary in writing by a memorandum delivered to Wistar within [**] ([**]) business days after the date of disclosure.

8.1.3            “Confidential Information” means the Wistar Confidential Information and the Company Confidential Information, as applicable.

8.1.4            For the Term of this Agreement and a period of [**] ([**]) years thereafter, (i) Company shall maintain in confidence and shall not disclose to any third party any Wistar Confidential Information, and (ii) Wistar shall maintain in confidence and shall not disclose to any third party any Company Confidential Information.  Each party shall take all reasonable steps to protect the Confidential Information of the other party with the same degree of care used to protect its own confidential or proprietary information.  Neither party shall use the Confidential Information of the other party for any purpose other than those contemplated by this Agreement. The foregoing obligations under this Section 8.1 shall not apply to:

(i) information that is known to the receiving party or independently developed by the receiving party prior to the time of disclosure without use of or reference to the other party’s Confidential Information, in each case, to the extent evidenced by written records promptly disclosed to the furnishing party upon receipt of the Confidential Information;

(ii)  information disclosed to the receiving party by a third party that has a right to make such disclosure;

(iii)  information that becomes patented, published or otherwise part of the public domain as a result of acts by the furnishing party or a third party obtaining such information as a matter of right; or

(iv)  information that is required to be disclosed by rule or order of the FDA or similar authority or a court of competent jurisdiction or other government authority or agency; provided that the parties shall use their best efforts to obtain confidential treatment of such information by the agency, authority, or court.

8.1.5            Wistar shall not be obligated to accept, and assumes no institutional liability or responsibility for, Company Confidential Information that Company furnishes to any employee of Wistar other than its business or legal officers as provided in this Agreement.  If Company desires to furnish any Company Confidential Information to other employees of Wistar, Company shall so inform Wistar and Wistar shall decide whether such individual may receive some or all Company Confidential Information and, if so, whether such individual shall sign a separate confidentiality agreement to govern the use and disclosure of such information.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

8.2                Publication.  Company acknowledges that a basic objective of the research and development activities of Wistar is the generation of new knowledge and its expeditious dissemination.  To further that objective, Wistar retains the right, at its discretion, to demonstrate, publish or publicize a description of the Licensed Patents and Technical Information and any results of research conducted by Wistar with or relating to the Licensed Patents or Technical Information.

8.3                Use of Name; Publicity.

8.3.1            Company shall not directly or indirectly use Wistar’s name, or the name of any trustee, manager, officer, agent, employee, faculty, affiliated investigator, personnel or staff thereof, without Wistar’s prior written consent, nor shall Wistar directly or indirectly use Company’s name, or the name of any director, officer, agent, employee or consultant thereof, without Company’s prior written consent; and

8.3.2            neither party shall issue any press release or other public statements related to this Agreement without the prior written consent of the other party as to each such use (which consent shall not be unreasonably withheld, conditioned or delayed).

8.3.3            In each case of Sections 8.3.1 and 8.3.2 above, either party may:

(i)               make the factual statement to any third party that Company has an exclusive license from Wistar under one or more of the patents or patent applications comprising the Licensed Patents provided that no such statement shall disclose any other terms of this Agreement or any other Confidential Information of the other party; and

(ii)              provide any information that is required to be disclosed by rule or order of the FDA or similar authority or a court of competent jurisdiction or other government authority or agency (including disclosure regarding the terms of this Agreement, and filing the Agreement as an exhibit to, SEC filings), provided that the parties shall use their best efforts to obtain confidential treatment of any confidential information therein from the agency, authority or court.

8.3.4            Nothing set forth in this Section 8.3 shall prohibit a party to this Agreement from disclosing the existence and terms of this Agreement to its legal counsel, accountants, current or potential lenders, investment banks, or rating agencies who are subject to obligations of confidentiality.

ARTICLE 9 - TERM AND TERMINATION

9.1                Term.  This Agreement shall remain in effect until the expiration of the Term unless earlier terminated as provided hereunder.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

9.2                Termination by Wistar.  Upon the occurrence of any of the events set forth below, Wistar shall have the right to terminate this Agreement by giving written notice of termination, such termination to be effective with the giving of such notice, except that in the case of Section 9.2.5 below, such termination shall occur automatically and without the necessity of notice by Wistar:

9.2.1        Company fails to pay any amount payable to Wistar within [**] ([**]) days after such amount becomes due; provided, however, that any failure of the Company to timely make payment of such amount shall not be deemed to be a breach of this Agreement, nor give rise to any right of Wistar to terminate this Agreement, if such failure is due to (a) Company’s good faith dispute as to such amount, in whole or in part, and/or or as to whether such payment is then due under the terms of this Agreement, for which dispute the Company has provided Wistar with written notice thereof, in commercially reasonable detail, at [**] ([**]) days before the date upon which such payment is otherwise due hereunder, or (b) delay caused by or  the result of any acts of God, acts of the public enemy, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, or boycotts, equipment failure, fires, explosions, floods or other unforeseeable causes beyond the reasonable control and without the fault or negligence of Company, provided that Company shall give prompt notice to Wistar of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible and provided that the time required for delivery of such payment shall be extended for a period equal to the period of such delay, and further provided that if the failure to timely make such full payment is due to such good faith dispute by Company with respect thereto, the parties will promptly and in good faith negotiate and resolve such matter, and such payment, or portion thereof, as the parties determined by such negotiation, to be due, shall be paid by Company to Wistar within [**] ([**]) days after such mutual determination.

9.2.2        Company fails to pay the License Fee and the Past Patenting Costs on the Effective Date or within [**] ([**]) days after the Effective Date, as required by Sections 3.1 and 7.1.1, respectively.

9.2.3        material breach by Company of any covenant or agreement (other than a breach referred to in Section 9.2.1 above) or any representation or warranty contained in this Agreement that is continuing [**] ([**]) days after Wistar gives Company written notice of such breach; notwithstanding the foregoing, if Company violates the laws, regulations or other legal authority in any jurisdiction relating to the development, use, storage, or marketing of the Licensed Products in a way that Wistar deems in its reasonable judgment to constitute a public safety or health hazard, Wistar may immediately terminate the license hereunder in the applicable jurisdiction, but the remainder of the Agreement shall continue in all other jurisdictions;

9.2.4        Company becomes subject to a Bankruptcy Event;

9.2.5        the dissolution or cessation of operations by Company;

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

9.2.6        Company or any of its Affiliates, or a Sublicensee or any of its Affiliates, brings a Patent Challenge against Wistar, or assists others in bringing a Patent Challenge against Wistar (except as required under a court order or subpoena);or

9.2.7        Company fails to perform or fulfill its diligence obligations or any Performance Milestone in accordance with the requirements of Sections 4.1 and 4.2.

9.2.8            Wistar’s right of termination in this Section 9.2 shall be in addition and without prejudice to, and shall not constitute a waiver of, any right of Wistar for recovery of any monies then due to it hereunder or any other right or remedy Wistar may have at law, in equity or under this Agreement.

9.3                Termination by Company.

9.3.1            Company may terminate this Agreement upon [**] ([**]) days’ prior written notice to Wistar if Wistar is in material breach of this Agreement and such material breach remains uncured for [**] ([**]) days after Company gives Wistar written notice of such breach.

9.3.2            In addition, Company shall have the right to terminate this Agreement at any time after the second (2nd) anniversary of the Effective Date of the Agreement with or without cause upon [**] ([**]) days prior written notice to Wistar.

9.3.3            Company’s right of termination in this Section 9.3 shall be in addition and without prejudice to, and shall not constitute a waiver of, any right or remedy Company may have at law, in equity or under this Agreement.

9.4                Effect on Sublicenses.  Upon termination of this Agreement for any reason, Company shall promptly notify its Sublicensees of such termination.  Upon notice by Wistar of its intent to terminate (or, if notice is not required, upon termination) of this Agreement, Company shall no longer have the authority to grant further Sublicenses. Any Sublicenses granted by Company under Section 2.4 of this Agreement shall terminate upon termination of this Agreement, unless Wistar, in its sole discretion, requests in writing that such Sublicense survive termination and remain in force and effect, in which case such Sublicense shall be assigned to Wistar.

9.5                Rights and Duties Upon Termination.  Upon termination of this Agreement for any reason:

9.5.1            all rights and licenses granted to Company under the terms of this Agreement shall terminate and nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination;

9.5.2            all Confidential Information of the other party shall be promptly returned or destroyed, at the disclosing party’s election;

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

9.5.3            Company shall cease all production and sale of Licensed Product;

9.5.4            final reports in accordance with Sections 3.9 and 4.4 shall be submitted to Wistar; and

9.5.5            all royalties and other payments, including any unreimbursed Patent Costs, accrued or due to Wistar as of the termination date shall become immediately payable.

9.5.6            Notwithstanding the foregoing, after the effective date of termination of this Agreement, unless for breach by Company, Company and its Sublicensees may, for a period of [**] ([**]) [**], sell all Licensed Products existing at the time of such termination, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Company shall comply with, and cause its Sublicensees to comply with, all of the terms of this Agreement, including, (a) Company shall pay to Wistar the running royalties and other payments as required hereinabove under Article 3, (b) insurance required hereunder shall be in effect, as described in Section 6.5, and (c) Company shall submit the reports required by Section 3.9 hereof.

9.6                Disposition of Company Developments.  In the event this Agreement is terminated, Wistar’s financial interest in and to the Licensed Patents may be harmed, due to lost patent term and other factors.  Therefore, in the event of termination of this Agreement prior to expiration of the Term, Company shall:

9.6.1            provide Wistar with access to and deliver all documents, filings, data and other information in Company’s possession directly relating to any of the Licensed Patents, Technical Information or Licensed Products, including relevant records required by regulatory authorities to be maintained with respect to Licensed Products, relevant regulatory filings, approvals, reports, records, correspondence and other regulatory materials (including any directly related to reimbursement or pricing approvals with respect to Licensed Products), and relevant documents, data and other information directly related to Clinical Trials and other studies of Licensed Products (collectively, “Documentation and Approvals”);

9.6.2            permit Wistar and its licensees and sublicensees to utilize, reference, cross reference, incorporate in applications and filings, and otherwise have the benefit of all Documentation and Approvals; and

9.6.3            provide to Wistar a copy of, and grant Wistar a non-exclusive royalty-free, fully paid-up, perpetual, irrevocable, sublicensable license to, all patents and applications of Company and its Affiliates (“Company IP”) that improve or are otherwise related to the Licensed Patents or that cover a Licensed Product.  Wistar shall be free to use Company IP in the course of developing Licensed Products and/or otherwise exploiting the Licensed Patents, including licensing such rights to third parties.

9.7                 Provisions Surviving Termination.  Company’s obligation to pay any amounts accrued but unpaid, and to discharge any obligations or responsibilities arising, prior to termination of this Agreement shall survive such termination.  In addition, Sections 2.2.1, 3.1.1, 4.5.1, 7.2, 9.4, 9.5, 9.6, 9.7, 9.8, 10.3, 10.4 and 10.8 and Articles 6 and 8, the defined terms and provisions used or referenced therein, and any other provisions required to interpret the rights and obligations of the parties arising prior to the termination date shall survive expiration or termination of this Agreement.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

9.8           Right to Payment Accrues During Term of Agreement.  Whenever a payment to Wistar with respect to sales of any Licensed Product is provided for in this Agreement, the right of Wistar to such payment shall accrue at the time such product is manufactured or produced or service is provided during the Term of this Agreement, provided that such payment shall not be due until the time otherwise provided therefor in this Agreement. Any inventory or stocks of Licensed Product existing prior to the expiration of this Agreement but sold after expiration of this Agreement shall generate payment to Wistar in accordance with the applicable percentage or other method for determining the amount of such payment provided in this Agreement, and provided that (i) Company shall promptly remit the required payment to Wistar after the post-expiration sale of such Licensed Product, and (ii) after expiration of this Agreement, Company may destroy any inventory or stocks remaining at such expiration which are not needed to fill orders for Licensed Products that are open and unfilled by Company as of such expiration and (iii) Company may at its election continue to sell, after such expiration, inventory or stocks of Licensed Product existing prior to such expiration, until the earlier of (a) all such inventory or stocks have been sold or any then remaining inventory or stocks have been destroyed, or (b) [**] ([**]) [**] from the termination date of this Agreement.

ARTICLE 10 - ADDITIONAL PROVISIONS

10.1            Assignment.

10.1.1        This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted assigns and successors in interest.  Except as expressly permitted in this Agreement, Company shall not assign, delegate or subcontract any of its rights or obligations under this Agreement without the prior written consent of Wistar.

10.1.2         No such consent shall be required to assign this Agreement to a successor in connection with a merger or consolidation of Company, or to the purchaser of all or substantially all the assets of Company, provided that:  (i) Company is not in breach of this Agreement; (ii) such successor or purchaser shall agree in writing to be bound by the terms and conditions hereof prior to such assignment; (iii) Company shall provide Wistar with evidence to demonstrate that such successor or purchaser has or is likely to acquire, in a reasonable period of time, capital and personnel resources sufficient to fulfill the obligations it is assuming hereunder; and (iv) Company shall notify Wistar in writing of any assignment and provide a copy of all assignment documents (pursuant to which such transferee shall have agreed in writing to be bound by the terms and conditions of this Agreement) to Wistar within thirty (30) days of assignment.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

10.1.3         Failure of an assignee to agree to be bound by the terms hereof or failure of Company to notify Wistar and provide copies of assignment documentation shall be grounds for termination of this Agreement for default.  Any attempted assignment in contravention of this Section 10.1.3 shall be null and void.

10.2.            No Waiver.  A waiver by either party of a breach or violation of any provision of this Agreement shall not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

10.3             Independent Contractor.  Nothing herein shall be deemed to establish a relationship of principal and agent between Wistar and Company, nor any of their Sublicensees, agents or employees for any purpose whatsoever.  This Agreement shall not be construed as constituting Wistar and Company as partners, or as creating any other form of legal association or arrangement which could impose liability upon one party for the act or failure to act of the other party.

10.4             Notices.  Any notice and all invoices given under this Agreement shall be in writing and shall be deemed delivered when sent by prepaid, express, first class, certified or registered mail, or by overnight courier, with confirmed receipt, addressed to the parties as follows, or by email where shown below with regards to invoices to Company (or at such other addresses as the parties may notify each other in writing pursuant to this Section 10.4):

If to Wistar:

The Wistar Institute
3601 Spruce Street
Philadelphia, PA  19104
Attn:  Director, Business Development
With Copy to:  Vice President, Legal and External Affairs

If to Company:

OncoCyte Corporation
1301 Harbor Bay Parkway
Alameda, CA 94502
Attn:            Chief Executive Officer

Invoices to be sent to [**]

10.5             Entire Agreement.  This Agreement embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral.  This Agreement may not be varied except by a written document signed by duly authorized representatives of both parties.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

10.6             Severability.  Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction.

10.7             Headings; Interpretation.  Any article and section headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation. The words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation.”  The parties acknowledge that each party has read and negotiated the language used in this Agreement.  Because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

10.8             No Third Party Benefits.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

10.9             Disputes; Governing Law; Jurisdiction.

10.9.1         In the case of any dispute, claim, question or disagreement arising out of or relating to this Agreement, or the parties’ activities hereunder, including any question regarding the existence, validity or termination of this Agreement, the parties shall use all reasonable efforts to settle such dispute, claim, question or disagreement by amicable agreement, including by escalation to the President and Chief Executive Officer of Wistar and Chief Executive Officer of Company, if necessary, prior to commencement of litigation.

10.9.2         This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law principles.

10.9.3         Each party (i) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Eastern District Pennsylvania or a local court sitting in the city of Philadelphia, Pennsylvania (collectively, the “Courts”) for purposes of any action, suit or other proceeding relating to or arising out of this Agreement and (ii) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such party.

10.10          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

THE WISTAR INSTITUTE OF ANATOMY AND BIOLOGY		ONCOCYTE CORPORATION

By:	/s/ Heather A. Steinman	By:	/s/ William Annett
	Heather A. Steinman, Ph.D., M.B.A.	Name:	William Annett
	Vice President, Business Development	Title:	CEO
Executive Director, Technology Transfer

Date:	January 22, 2016	Date:	January 22, 2016

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

EXHIBIT A

Licensed Patents

Tech ID	Serial Number	Filing Date	Title	Inventors
15-12	62/163,766	May 19, 2015	Methods and Compositions for Diagnosing or Detecting Lung Cancers	Drs. Louise Showe, Michael K. Showe, Andrei V. Kossenkov

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

EXHIBIT B

Technical Information

The [**] information provided by Wistar to Company under the memorandum of understanding entered into by and between the parties on December 29, 2015.

Exclusive License Agreement
Wistar Reference No. LIC15-35	Wistar/OncoCyte